UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: March 31, 2006 Estimated average burden hours per response. . 28.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 14, 2005

UNIVERSAL COMPRESSION HOLDINGS, INC.
UNIVERSAL COMPRESSION, INC.

(Exact name of registrants as specified in their charters)

Delaware Texas	001-15843 333-48279	13-3989167 74-1282680
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

4444 Brittmore Road Houston, Texas		77041
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (713) 335-7000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Universal Compression Holdings, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 1.01  Entry into a Material Definitive Agreement.

On January 14, 2005, the Company and two of its wholly owned subsidiaries, Universal Compression, Inc. (“UCI”, together with the Company, sometimes the “US Borrowers”) and UC Canadian Partnership Holdings Company, (together with the US Borrowers, the “Borrowers”) entered into a senior secured credit agreement (the “Credit Agreement”) with a syndicate of lenders and financial institutions named therein as parties thereto and Wachovia Bank, National Association, as Administrative Agent,  JPMorgan Chase Bank, N.A., as Syndication Agent, and Deutsche Bank Securities Inc., The Bank of Nova Scotia, and The Royal Bank of Scotland plc, as Co-Documentation Agents.

The new credit facility under the Credit Agreement consist of a five-year $250 million revolving credit facility, of which approximately $30 million was drawn at closing, and an undrawn seven-year $400 million term loan.  Borrowings under the Credit Agreement will be secured by substantially all of the personal property assets of the US Borrowers.  In addition, all of the capital stock of the domestic subsidiaries, except for subsidiaries used in connection with the asset backed securitization facility, and 65% of the capital stock of the first tier foreign subsidiaries has been pledged to secure the obligations under the Credit Agreement.  Under the Credit Agreement, the revolving credit facility currently bears interest at the Borrowers’ option, at the Administrative Agent’s prime rate plus 0.50%, or LIBOR plus 1.50%, in each case based on the US Borrowers’ leverage ratio at the time.  The term loan bears interest at the Borrowers’ option, at the Administrative Agent’s prime rate plus 0.75%, or LIBOR plus 1.75%, in each case based on the Company’s current debt rating of Ba2 by Moody’s Investors Services, Inc. and BB by Standard and Poors Rating Group.

The US Borrowers used approximately $30 million advanced under the Credit Agreement, together with borrowings under their existing asset backed securitization facility, to repay $82 million of term debt.  Additionally, approximately $30 million of the letter of credit subfacility to the revolving credit facility was utilized to replace the letters of credit outstanding under the prior revolving credit facility.  The US Borrowers intend to use the remainder of the proceeds of the Credit Agreement to redeem the outstanding $440 million of 8.875% senior secured notes due February 2008 and utilize additional capacity for working capital needs and general corporate purposes.

Under the Credit Agreement, the Borrowers are subject to certain limitations, including limitations on their ability:  to incur additional debt or sell assets, with restrictions on the use of proceeds; to make certain investments and acquisitions; to grant liens; and to pay dividends and distributions.  In addition, the Borrowers will be required to pay down the facilities under certain circumstances if they issue non-recourse debt in excess of $200 million currently outstanding, sell assets or property (which are not reinvested within 180 days), or receive certain extraordinary receipts (which are not reinvested within 180 days).  The Credit Agreement contains certain affirmative covenants  to provide appraisals on the compression collateral on a periodic basis, to deliver capital stock of newly created subsidiaries, and to provide guarantees from any domestic subsidiary with gross assets exceeding $50 million. The Borrowers are also subject to financial covenants which include a total debt to EBITDA ratio, interest coverage ratio and a collateral coverage ratio.  The Credit Agreement specifies a number of events of default (many of which are subject to applicable cure periods), including, among others, the failure to make payments when due, defaults under other agreements or instruments of indebtedness, change of control and noncompliance with covenants.  Upon the occurrence of an event of default, the lenders may terminate the facility and declare all amounts outstanding to be immediately due and payable.

On January 18, 2005, the Company issued a press release with respect to the foregoing.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information contained in Item 1.01 of this Form 8-K is hereby incorporated by reference.

Item 7.01  Regulation FD Disclosure

The Company will use a portion of the proceeds of the Credit Agreement to redeem the outstanding $440 million of 8.875% senior secured notes due February 2008.  On January 14, 2005, the Company sent a notice to the trustee and the holders of those notes that the notes will be redeemed on February 15, 2005 at a price of 104.438%.

Item 9.01  Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 18, 2005 regarding the entering into of a new $650 million credit facility

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

UNIVERSAL COMPRESSION HOLDINGS, INC.
UNIVERSAL COMPRESSION, INC.
(Registrants)

Date: January 19, 2005
	By:	/s/ J. MICHAEL ANDERSON
J. Michael Anderson
Senior Vice President and Chief Financial Officer